EXHIBIT 99.3

POWERWAVE ANNOUNCES COMPLETION OF EXCHANGE OFFER FOR LGP ALLGON

SANTA ANA, CA—May 3, 2004—Powerwave Technologies, Inc. (NASDAQ:PWAV) today announced the completion of the exchange offer for all of the shares of LGP Allgon Holding AB, a Swedish company. “We are very excited to complete the exchange offer and have LGP Allgon as a part of Powerwave,” stated Bruce C. Edwards, Chief Executive Officer of Powerwave. “We believe that the combination of Powerwave and LGP Allgon extends our leadership in the wireless infrastructure market across key products and solutions, including coverage and capacity solutions and key base station subsystems. We are extremely excited to begin the process of leveraging one of the broadest portfolios of products and services in the wireless industry to enhance our leadership position in both OEM and operator direct channels. We at Powerwave are also very pleased to welcome the LGP Allgon team to Powerwave and look forward to enhancing our combined position within the wireless infrastructure marketplace.”

The new Powerwave has an enhanced product platform which includes multi-carrier power amplifiers, antennas, repeaters, integrated transceivers, tower-mounted amplifiers, combiners, conditioners, boosters, radio frequency filters, as well as advanced coverage solutions including distributed antenna networks utilizing fiber optic connectivity.

Exchange Offer Results

During the acceptance period 38,611,576 shares have been tendered, corresponding to 77.8% of the voting rights and share capital of LGP Allgon. In addition, Powerwave has exercised the options granted by certain shareholders of LGP Allgon, in aggregate 9,386,844 shares, corresponding to approximately 18.9% of the voting rights and share capital of LGP Allgon. The shares tendered in the exchange offer when combined with the shares obtained by Powerwave through the exercise of the options, totaled 47,998,420 shares, which corresponds to 96.7% of the outstanding voting rights and share capital of LGP Allgon. On a fully diluted basis, the shares controlled by Powerwave correspond to 96.7% of the outstanding voting rights and share capital of LGP Allgon.

Based upon the number of shares tendered, all conditions for the consummation the exchange offer have been fulfilled and, consequently, the exchange offer is completed. There will be no extension of the acceptance period. Settlement of the exchange offer is expected to begin as soon as possible and no later than May 10, 2004. Settlement consists of approximately 40.9 million shares of Powerwave common stock and approximately 667 million Swedish Kronor.

Powerwave intends to initiate compulsory acquisition procedures under Swedish law with respect to the remaining shares of LGP Allgon that were not tendered in the exchange offer.

About Powerwave Technologies

Powerwave Technologies, Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave’s high performance ultra-linear RF power amplifiers and amplifier systems, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.